Exhibit 99.1

Contact: Bruce Widener, CEO 502-657-3507 investors@askbeacon.com

Porter, LeVay & Rose, Inc. Marlon Nurse, V.P. — Investor Relations 212-564-4700

Trilogy Capital Partners Darren Minton, Vice President 800-592-6067
BEACON ENTERPRISE SOLUTIONS REPORTS FOURTH QUARTER NET SALES
INCREASE 104%
FISCAL 2009 NET SALES INCREASE 84%
— Expects First Quarter 2010 Net Sales to Exceed $7.5 Million —
Conference Call Scheduled for January 5 at 11:00 a.m. EDT
LOUISVILLE, KY, January 4, 2010 — Beacon Enterprise Solutions Group, Inc. (OTC BB: BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Transport Systems (“ITS”) infrastructure solutions, reports fiscal fourth quarter and full year 2009 financial results.
Financial highlights for the fiscal 2009 fourth quarter and year ended September 30, 2009:
For the fourth quarter ended September 30, 2009, net sales improved approximately 104% to $4.0 million, as compared with $1.9 million in the year-ago fourth quarter. For the full year, net sales increased 84% to $11.1 million compared with $6.0 million in the year-ago period.
Gross profit for the 2009 fourth quarter increased 34% to $1.3 million compared with $961 thousand in the year-ago period. For the full year, gross profit increased 32% to $3.6 million, compared with $2.7 million in the year-ago period.
Adjusted EBITDA for the fourth quarter improved 25%to a loss of ($628) thousand from a loss of ($838) thousand in the year-ago period. For the full year, Adjusted EBITDA improved to a loss of ($2.7) million from a loss of ($3.1) million in the year-ago period. (Adjusted EBITDA is calculated by deducting operating and other expenses from operating income and excluding amounts related to interest expense, income tax expense or benefit, depreciation expense, amortization expense, non-cash share based payments, deemed and contractual dividends, certain investor relations expenses, certain non-recurring subcontractor expenses, non-recurring expenses related to acquisitions, and any gain or loss on disposal of assets, as further defined below.)

Including the above charges, the net loss for the fourth quarter was ($2.4) million or ($0.12) per share, compared with a net loss of ($1.8) million or ($0.17) per share in the year ago fourth quarter. The weighted average number of shares outstanding for the 2009 fourth quarter was 20.1 million compared with 10.6 million in the year-ago fourth quarter. For the full year the net loss was ($7.1) million or ($0.43) per share, compared with a net loss of ($9.0) million or ($0.95) per share in the year-ago period. The weighted average number of shares outstanding for the year ending September 30, 2009, was 16.5 million compared with 9.5 million in the year-ago period.
As of September 30, 2009, current assets increased to $5.2 million from $2.3 million at the prior year end, total assets increased to $12.8 million from $9.4 million and shareholders equity increased to $5.2 million from $4.1 million.
-more-

Bruce Widener, Chief Executive Officer of Beacon Solutions said, “This was a pivotal year for Beacon as we successfully expanded both our global and domestic presence and produced improved financial results, including a dramatic increase in net sales, gross profit and Adjusted EBITDA. Although we were pleased with our performance for the year, a significant amount of expenses were incurred during the fourth quarter related to the preparation for new contracts announced after the period. Further, we expanded our employee base and opened new offices, reflecting the anticipated increase in sales, which resulted in increases in operating expenses for the year.”
Mr. Widener added, “With customers striving to improve efficiencies and reduce costs, they have found that Beacon provides immediate and significant benefits including reductions in annual ITS network expenditures of up to 30% or more. Our clients represent diverse industries from different areas of the world, and range from Department of Defense contractors to global pharmaceutical companies and national grocery chains. This diversification provides us with the means to balance our business and manage the risk of being entrenched in any single industry or region of the world. Further contributing to our successful global expansion was the appointment of Jerry Bowman as Senior Vice President of Global Services, as well as the acquisition of SymbioTec Solutions of Zurich, Switzerland, both of which occurred this past August.”
“In addition to the successes we had during the 2009 fiscal year, our recently announced global and domestic agreements continue to provide momentum and are expected to contribute significant revenue for fiscal 2010. With the first quarter of 2010 already completed, we believe our net sales for the quarter will exceed $7.5 million, an approximate 88% increase in sequential quarterly growth. Our agreement with a major pharmaceutical company to provide global ITS infrastructure management services is expected to add $27.0 million in revenue over the next three years, for which we have already started to receive payments. Another agreement that was initiated in the quarter was in Zurich with one of Europe’s leading providers of premium carrier-neutral data centers, and we anticipate completing this $24.8 million contract on or before September 30, 2010. We also expect our teaming agreement with Smart Buildings LLC, a provider of professional consulting and engineering services focused on integrated building technology solutions, will create new opportunities for us in the evolving smart buildings industry. ”
“With a strong increase in demand for our services, we are currently pursuing a number of new contracts. To serve our growing business, we have expanded our employee base, and continue to hire qualified individuals to fulfill our contractual agreements. In addition to business opportunities with new clients, we are expanding the scope of our activities with several of our existing clients, and expect that business from existing clients will remain an integral part of our growing revenue stream in the coming years. An example of this is the work we began for one of the nation’s largest grocery chains in February 2009, when we were originally contracted to develop prototypical communications systems infrastructure designs to fit store specific requirements. Our work with this chain then expanded in May 2009 with a new engagement for network design and engineering services for three of this client’s highly sophisticated regional distribution centers. We anticipate this trend of recurring business from existing clients to continue in the future.”

Mr. Widener concluded, “Since its inception in 2007, Beacon Solutions has expanded its footprint worldwide, and is now regarded as one of the emerging global leaders in our industry. With a strengthened balance sheet, deepened relationships with our customers and broadened areas of expertise, we believe we are well-positioned to continue our global expansion and become a more formidable force in the industry in 2010.”
Conference Call Details
Beacon Solutions will hold a conference call to discuss its financial results, latest contract wins and growth in 2010 and beyond on January 5, 2010 at 11:00 a.m., Eastern Standard Time. Participants on the call will include Bruce Widener, Chairman and Chief Executive Officer, Rick Mills, President, Robert Mohr, Chief Accounting Officer and Jerry Bowman, Senior Vice President, Global Services.
-more-
The teleconference can be accessed by calling 888-945-3916 and entering conference ID # 49072624. Participants outside of the U.S. and Canada can join by calling 706-634-7530 and entering the same conference ID. Please dial in 15 minutes prior to the beginning of the call.
Non-GAAP Financial Measure
In addition to presenting financial results in accordance with generally accepted accounting principles, or GAAP, this earnings release also presents adjusted earnings before interest, taxes, depreciation and amortization, share based payments, deemed and contractual dividends, and expenses that management believes will not re-occur in future periods including certain investor relations, subcontractor, and acquisition related expenses (“Adjusted EBITDA”). Adjusted EBITDA is calculated by deducting operating and other expenses from operating income and excluding amounts related to interest expense, income tax expense or benefit, depreciation expense, amortization expense, non-cash share based payments, deemed and contractual dividends, certain investor relations expenses, certain subcontractor expenses, acquisition related expenses and any gain or loss on disposal of assets. Although we will continue to expend significant resources on investor relations in the future, management believes that certain investor relations expenses incurred in the current fiscal year are unusually high as we build investor awareness, and that a portion of these expenses will not re-occur in future years. Certain subcontractor expenses are impacting our current fiscal year as we open markets through Beacon certified subcontractors who will be replaced by Beacon personnel over the coming months as Beacon serves markets of sufficient size to support internal operations. Beacon believes this non-GAAP financial measure provides investors with additional insight into our ongoing operating performance. This non-GAAP financial measure should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP.
About Beacon Enterprise Solutions Group, Inc.
Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Transport Systems (“ITS”) infrastructure solutions. Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development and voice/data/security system integration, installation and maintenance. Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Ky., with regional headquarters in Dublin, Ireland and Zurich, Switzerland and personnel located throughout the United States and Europe.
For additional information, please visit Beacon’s corporate website: www.askbeacon.com
This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
-more-

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet

	September 30	September 30
	2008	2009
ASSETS

Current assets:
Cash and cash equivalents	$127,373	$264,338
Accounts receivable	1,505,162	3,980,715
Inventory	597,794	604,622
Prepaid expenses and other current assets	44,745	397,319

Total current assets	2,275,074	5,246,994

Property and equipment, net	310,703	394,571
Goodwill	2,791,648	3,151,948
Other intangible assets, net	3,802,717	3,903,124
Other assets	176,249	117,111

Total assets	$9,356,391	$12,813,748

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short term credit obligations	$200,000	$550,000
Convertible Note Payable		297,999
Bridge notes (net of $0 and $33,123 discount)	—	166,879
Current portion of long-term debt	495,595	475,348
Accounts payable	1,225,509	2,176,845
Contingent consideration payable		145,189
Income tax expense		97,581
Accrued expenses	1,337,360	2,644,279
Customer Deposits	95,767	160,368

Total current liabilities	3,354,231	6,714,489

Long-term debt, less current portion	1,316,477	802,335
Bridge notes (net of $128,840 discount at September 30, 2008)	571,160
Deferred Tax Liability	45,472	103,484

Total liabilities	5,287,340	7,620,308

Stockholders’ equity
Preferred Stock: $0.01 par value, 5,000,000 shares authorized, 3,984 shares outstanding in the following classes:
Series A convertible preferred stock, $1,000 stated value, 4,500 authorized, 4,000 and 1,984 shares issued and outstanding, (liquidation preference $3,171,999)	4,000,000	1,984,074
Series A-1 convertible preferred stock, $1,000 stated value, 1,000 shares authorized, 800 and 752 shares issued and outstanding, (liquidation preference $940,678)	800,000	752,347
Series B convertible preferred stock, $1,000 stated value, 4,000 shares authorized, 400 and 700 shares issued and outstanding, (liquidation preference $914,818)	400,000	700,000
Common stock, $0.001 par value 70,000,000 shares authorized, 12,093,021 and 24,655,990 shares issued and outstanding	12,093	24,656
Additional paid in capital	8,027,602	17,977,046
Accumulated deficit	(9,170,644)	(16,254,545)
Accumulated other comprehensive income		9,862

Total stockholders’ equity	4,069,051	5,193,440

Total liabilities and stockholders’ equity	$9,356,391	$12,813,748

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Unaudited)

	For the three	For the three	For the year	For the year
	months ended	months ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2008	2009	2008	2009
Net sales	$1,939,202	$3,952,412	$6,012,637	$11,070,496

Cost of goods sold	526,539	1,685,186	1,796,460	4,577,261
Cost of services	451,747	981,431	1,500,390	2,915,803

Gross profit	960,916	1,285,795	2,715,787	3,577,432

Operating expense
Salaries and benefits	517,439	1,380,754	3,199,378	4,489,947
Selling, general and administrative	1,333,127	1,567,295	2,944,373	3,683,221
Depreciation expense	26,231	43,758	70,110	152,920
Amorization of intangible assets	181,155	115,456	501,357	461,201

Total operating expense	2,057,952	3,107,263	6,715,218	8,787,289

Loss from operations	(1,097,036)	(1,821,468)	(3,999,431)	(5,209,857)

Other expenses
Interest expense	(346,830)	(243,307)	(610,051)	(905,125)
Interest income	1,505	136	7,416	725

Total other expenses	(345,325)	(243,171)	(602,635)	(904,400)

Loss before income taxes	(1,442,361)	(2,064,639)	(4,602,066)	(6,114,257)
Income tax expense	45,472	163,278	45,472	155,593

Net loss	(1,487,833)	(2,227,917)	(4,647,538)	(6,269,850)

Preferred Stock:
Contractual dividends	(120,000)	(136,260)	(220,354)	(547,676)
Deemed dividends related to beneficial conversion feature	(213,563)	(79,236)	(4,169,372)	(266,375)

Net loss available to common stockholders	$(1,821,396)	$(2,443,413)	$(9,037,264)	$(7,083,901)

Net loss per share to common stockholders — basic and diluted	$(0.17)	$(0.12)	$(0.95)	$(0.43)

Weighted average shares outstanding basic and diluted	10,635,371	20,062,364	9,466,764	16,482,449

Adjusted EBITDA

Loss from operations	(1,097,036)	(1,821,468)	(3,999,431)	(5,209,857)

Investor relations adjustment	—	545,000	—	1,029,806
Subcontractor fees adjustment	—	93,160	—	157,840
Acquisition Costs		156,022		156,022
Share based payments	52,088	240,208	280,342	558,238
Depreciation expense	26,231	43,758	70,110	152,920
Amorization of intangible assets	181,155	115,456	501,357	461,201

Adjusted EBITDA	(837,562)	(627,864)	(3,147,622)	(2,693,830)

######